UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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DELCATH SYSTEMS, INC.

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HOME | CONTACT US | SITE INDEX DO NOT SIGN ANY BLUE CONSENT CARD SENT TO YOU BY LADDCAP VALUE PARTNERS LP
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SHAREHOLDER VALUE
Increasing Shareholder Value May 15, 2003 and July 26, 2006 (the last trading day before Laddcap commenced its latest attempt to take control of Delcath) Click Here for a larger image

Delcath's management has designed this webpage to offer its shareholders easy access to the documents issued by the Company in response to Laddcap Value Partners' consent solicitation.

On August 17, 2006, Laddcap filed a definitive consent solicitation statement with the SEC relating to Laddcap's proposal to, among other things, remove the current Board of Directors and replace them with Laddcap's handpicked slate of directors. In response, on August 21, 2006, Delcath filed a definitive consent revocation statement on Form DEFC14A with the SEC in opposition to Laddcap's consent solicitation. Delcath shareholders should read the Definitive Consent Revocation Statement (including any amendments or supplements thereto) because it contains additional information important to the shareholders' interests in Laddcap's consent solicitation. The Definitive Consent Revocation Statement and other public filings made by Delcath with the SEC are available free of charge at the SEC's website at www.sec.gov.

Despite management's previous efforts to negotiate in good faith with Laddcap to reach an amicable agreement, Laddcap's principal, Mr. Robert Ladd, remains relentless in his efforts to remove Delcath's entire current Board. If successful, Laddcap's efforts will precipitate M.S. Koly's departure as the Company's President and Chief Executive Officer.

The Current Board And Management Team:

  Heavily vested interest in Delcath, with a combined total of 3.2 million shares, representing more shares than Laddcap.
  Since the three independent directors joined the Company in October 2001 through July 26, 2006, the day before Laddcap commenced its consent solicitation, the market value per share of common stock has increased by approximately 469%.

Delcath's Board of Directors and management team continue to take steps to address shareholders' concerns that were raised at the annual meeting:

  Retained C.E. Unterberg, Towbin, a reputable and established investment bank with decades of experience in the healthcare industry.
  Expanding the Board of Directors with the anticipated addition of one new independent Board member by September 30th and a second new independent Board member before the end of the year.
  Working closely with the National Cancer Institute (NCI) to add new sites to the pivotal Phase III Melphalan trial.
    Recently added the Methodist Health Care System in Texas to its Phase III Doxorubicin trial.

Laddcap And Its Handpicked Slate Of Directors:
The statements below are both shocking and undermine Laddcap and the slated board's credibility.

  Laddcap misrepresented two outfits, Fulcrum Global Partners LLC and Glocap Funding, LLC, as "reputable and experienced" and as "investment banks" from which they obtained a valuation of Delcath and shared with other Delcath shareholders
  Mr. Paul William Frederick Nicholls filed for personal bankruptcy in 2002 resulting from debt amassed on credit cards, including credit cards issued by luxury retailers such as Bloomingdale's, Bergdorf Goodman and Macy's
  Mr. Zeidman, a member of Laddcap's slated board, served as a member of the audit and compensation committees of the board of directors of Seitel Corporation during the period in which Seitel misstated its earnings for seven quarters and subsequently filed for bankruptcy
  Jonathan Foltz, also a member of Laddcap's slated board, has been sued by Delcath for breaching various duties and obligations owed to Delcath by allegedly sharing trade secrets and other proprietary information with Laddcapp
  Mr. Ladd has no discernible expertise in research and clinical trials and has no discernible experience in the clinical field or with medical device or development stage companies
  Mr. Ladd has approximately 33% of the Laddcap fund invested in Delcath's common stock, which would mean his fund is not well-diversified and that he probably will be looking to liquidate his position in the near-term.

Please also note that no shareholder is required to act on Laddcap's blue consent card.

Delcath News

September 6, 2006
Delcath Systems Issues Letter to Shareholders

August 30, 2006
Delcath Systems Discloses Letter From University of Maryland

August 29, 2006
Delcath Systems Invites Shareholders to Submit Questions for Town Hall Meeting

August 25, 2006
Delcath Systems to Host a Special “Town Hall” Meeting with Shareholders in Stamford, CT

August 22, 2006

Delcath Systems Commences Mailing to Shareholders

August 18, 2006

Federal Court Prohibits Laddcap From Taking Any Action on Consents

August 16, 2006
Delcath Systems Retains C.E. Unterberg, Towbin as Strategic Advisor

August 8, 2006
Delcath Systems Files Complaint Against Former Employee

August 7, 2006
DELCATH SYSTEMS ISSUES LETTER TO SHAREHOLDERS

August 7, 2006
Delcath Systems Files Securities Lawsuit Against Laddcap

July 28, 2006
Delcath Systems Advises Stockholders to Defer Taking Any Action at This Time in Response to Laddcap's Announced Consent Solicitation

July 17, 2006
Delcath Systems Issues Second Quarter Update

Stock Quote
Delcath stock tracker Most recent trade: $3.96 Today's change: 0.00 (Prices delayed up to 20 minutes)

INVESTOR CONTACT
Todd Fromer / Garth Russell
KCSA Worldwide
(212) 896-1215 /(212) 896-1250 (212) 896-1233
tfromer@kcsa.com /
grussell@kcsa.com

Media Contacts:
Lewis Goldberg
KCSA Worldwide
(212) 896-1216
lgoldberg@kcsa.com

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